EXHIBIT A

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of February 1, 2024 (this “Agreement”) by and among Sustainable Energy Group Inc., a California Corporation in Good Standing, further referred to as ( the “SEG” ), along with the Equity Holders of SEG, and Curascientific Corporation, a Florida Corporation (“CSTF”); a fully- reporting publically traded company; Trading Symbol “CSTF”, on OTC Pink Sheets.

RECITALS

WHEREAS, the Equity Holders of SEG owns 100% of the issued and outstanding shares of SEG (the “SEG SHARES”) and convertible debt issued by the SEG;

WHEREAS, both parties will exchange five million dollars ($5,000,000US) in shares so that SEG becomes a wholly-owned subsidiary of CSTF. The Equity Holders of SEG and SEG believe it is in their respective best interests for SEG’s shareholders to exchange all of the issued and outstanding shares which represents one hundred thousand (100,000) shares of Common Stock in value of $50 per share, in exchange for five hundred thousand (500,000) Preferred Series-A Shares of CSTF in value of ten dollars ($10.00) per share and pursuant with the Certificate of Designation with CSTF Preferred Series A shares, and upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF SEG SHARES FOR CSTF SHARES

Section 1.1Agreement to Exchange SEG SHARES for CSTF SHARES. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the SEG’s Shareholders shall assign, transfer, convey, and deliver the SEG SHARES to CSTF in consideration and exchange for the CSTF SHARES. CSTF shall issue, transfer, convey and deliver the CSTF SHARES to the SEG’s Shareholders a total of five hundred thousand (500,000) Preferred Series A CSTF SHARES to SEG as identified in the attached Exhibit A.

Section 1.2   Agreement to Accept Obligations of CSTF. On the closing date and upon the terms and subject to the conditions set forth in this Agreement, SEG acknowledges CSTF is a fully reporting company and as such has publically available audited financial statement which report all current debts and obligations on the balance sheet of CSTF, without reservation, including the CSTF Note Holder’s right to convert into common stock of CSTF and any other debt which may be assumed in the normal course of business by CSTF.

Section 1.3Closing and Actions at Closing. The closing of this Agreement (the “Closing”) shall take place on or before 3:00 P.M., Central Time on February 1, 2024, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CSTF

CSTF represents, warrants, and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1Corporate Organization

A.CSTF is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of CSTF. “Material Adverse Effect” means, when used with respect to CSTF, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of CSTF, or materially impair the ability of CSTF to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement.

B.Copies of the Articles of Incorporation and Bylaws of CSTF with all amendments thereto, as of the date hereof (the “CSTF Charter Documents”), are publically available online and in the CSTF disclosure statements, and such copies are accurate and complete as of the date hereof. The minute books of CSTF are current as required by law, contain the minutes of all meetings of the CSTF Board and stockholders of CSTF from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the CSTF Board and stockholders of CSTF. CSTF is not in violation of any of the provisions of the CSTF Charter Documents.

Section 2.2Capitalization of CSTF.

A.The authorized capital stock of CSTF consists of thirty billion (30,000,000,000) shares of stock, of which 3,773,448,006 shares are Common Stock, par value of $.00001 per share. Further, CSTF holds an authorized 20,000,000 Preferred Series-A Shares with and issued/outstanding of 6,667,8667.

B.All of the issued and outstanding shares of Stock of CSTF immediately prior to this Share Exchange are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable

U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. The issuance of all of the CSTF SHARES of CSTF described in this Section 2.2 have been or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of CSTF has any right to rescind or bring any other claim against CSTF for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

C.There are outstanding contractual obligations (contingent or otherwise) of CSTF to retire, repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, CSTF or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. This information is public disclosure and provide in our financial statements.

Section 2.3Subsidiaries and Equity Investments. As of this date the company owns Vista LM Holdings, LLC as a wholly owned subsidiary. Reference Form 8(k) filed on January 2, 2024.

Other than the above transaction, CSTF does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any other corporation, limited liability company, partnership, limited partnership, joint venture or other company, person, or other entity.

Section 2.4Authorization, Validity, and Enforceability of Agreements. CSTF has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments, and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by CSTF and the consummation by CSTF of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of CSTF, and no other corporate proceedings on the part of CSTF are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby.

Section 2.5No Conflict or Violation. Neither the execution and delivery of this Agreement by CSTF, nor the consummation by CSTF of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the CSTF Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which CSTF is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CSTF is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of CSTF’s assets, including without limitation the CSTF SHARES.

Section 2.6Litigation. There is no action, suit, proceeding, or investigation (“Action”) pending or, to the knowledge of CSTF, currently threatened against CSTF or any of its affiliates, that may affect the validity of this Agreement or the right of CSTF to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of CSTF, currently threatened against CSTF or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality, or arbitrator against CSTF or any of its affiliates. Neither CSTF nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no Action by CSTF or any of its affiliates relating to CSTF currently pending or which CSTF or any of its affiliates intends to initiate.

Section 2.7Compliance with Laws. CSTF has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation, or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEG

SEG represents, warrants, and agrees that all of the statements in the following subsections of this Article III, pertaining to SEG, are true and complete as of the date hereof.

Section 3.1Incorporation. SEG is a company duly incorporated, validly existing, and is in good standing under the State of California and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SEG’s Articles of Incorporation, or similar documents or bylaws. SEG has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement. SEG has full power, authority, and legal capacity and has taken all action required by law, it’s Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated. SEG has disclosed to CSTF of the ‘not in good standing’ status and CSTF has acknowledged and accepted this.

Section 3.2Issued and Outstanding. As of the Closing Date, there shall be only One Hundred Thousand (100,000) shares of SEG’s Common Stock issued which represents 100% of its authorized and/or Issued/Outstanding stock.

Section 3.3Subsidiaries and Predecessor Corporations. SEG has no subsidiaries.

Section 3.4Financial Statements. SEG has kept all books and records since inception and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of SEG. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, SEG had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of SEG, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. SEG has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and SEG has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation. The books and records, financial and otherwise, of SEG are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices. SEG has disclosed to CSTF that SEG has outstanding tax obligations with the State of California, which CSTF has acknowledged and accepted. Please also reference Paragraphs 3.9 And 4.7.

Section 3.5Information. The information concerning SEG set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of SEG after reasonable investigation, threatened by or against SEG or affecting SEG or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. SEG does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

Section 3.7Compliance with Laws and Regulations. To the best of its knowledge, SEG has complied with all applicable statutes and regulations of any federal, provincial, or other governmental entity or agency thereof, except to the extent that non-compliance would not materially and adversely affect the business, operations, properties, assets, or condition of SEG or except to the extent that non-compliance would not result in the occurrence of any material liability for SEG.

Section 3.8Approval of Agreement. The Board of Directors of SEG has authorized the execution and delivery of this Agreement by SEG and has approved this Agreement and the transactions contemplated hereby.

Section 3.9Valid Obligation. This Agreement and all agreements and other documents executed by SEG in connection herewith constitute the valid and binding obligation of SEG, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEG SHAREHOLDERS

The SEG Shareholders hereby represents and warrants to CSTF:

Section 4.1Authority. The SEG Shareholders have the right, power, authority, and capacity to execute and deliver this Agreement to which the SEG Shareholders are a party, to consummate the transactions contemplated by this Agreement to which the SEG Shareholders are a party, and to perform the SEG Shareholders’ obligations under this Agreement to which the SEG Shareholders are a party. This Agreement has been duly and validly authorized and approved, executed, and delivered by the SEG Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the SEG Shareholders, this Agreement is duly authorized, executed and delivered by the SEG Shareholders and constitutes the legal, valid and binding obligation of the SEG Shareholders, enforceable against the SEG Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2No Conflict. Neither the execution or delivery by the SEG Shareholders of this Agreement to which the SEG Shareholders is a party nor the consummation or performance by the SEG Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the SEG Shareholders (if the SEG Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the SEG Shareholders is a party or by which the properties or assets of the SEG Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the SEG Shareholders, or any of the properties or assets of the SEG Shareholders, may be subject.

Section 4.3Litigation. There is no pending Action against the SEG Shareholders that involves the SEG SHARES or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of SEG and, to the knowledge of the SEG Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4Acknowledgment. The SEG Shareholders understands and agrees that the CSTF SHARES to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the CSTF SHARES is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5Stock Legends. The SEG Shareholders hereby agree with CSTF as follows:

A.Securities Act Legend Accredited Investors. The certificates evidencing the CSTF SHARES issued to the SEG Shareholders will bear the following, or a similar, legend:

The securities represented by this certificate have not been registered under the securities act of 1933, as amended (the “securities act”), or any state securities laws and neither such securities nor any interest therein may be offered, sold, pledged, assigned or otherwise transferred except (1) pursuant to an effective registration statement under the securities act and applicable state securities laws or (2) pursuant to an available exemption from the registration requirements of the securities act and applicable state securities laws, in which case the holder must, prior to such transfer, furnish to the company an opinion of counsel, which counsel and opinion are reasonably satisfactory to the company, that such securities may be offered, sold, pledged, assigned or otherwise transferred in the manner contemplated pursuant to an available exemption from the registration requirements of the securities act and applicable state securities laws, or (3) in accordance with the provisions of regulation s promulgated under the securities act, and based on an opinion of counsel, which counsel and opinion are reasonably satisfactory to the company, that the provisions of regulations have been satisfied.

B.Other Legends. The certificates representing such CSTF SHARES, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any

U.S. state corporate and state securities law, or contract.

C.Opinion. The SEG Shareholders shall not transfer any or all of the CSTF SHARES pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the CSTF SHARES, without first providing CSTF with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the CSTF) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6Ownership of Shares. The SEG Shareholders are both the record and beneficial owner of the SEG SHARES. The SEG Shareholders are not the record or beneficial owners of any other shares of SEG. The SEG Shareholders have and shall transfer at the Closing, good and marketable title to the SEG SHARES, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7Pre-emptive Rights. At Closing, no SEG Shareholders has any pre-emptive rights or any other rights to acquire any shares of SEG that have not been waived or exercised.

Section 4.8Valid Obligation. This Agreement and all agreements and other documents executed by SEG Shareholders in connection herewith constitute the valid and binding obligation of SEG Shareholders, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF SEGAND THE SEG SHAREHOLDERS

The obligations of SEG and the SEG Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by SEG and the SEG Shareholders at their sole discretion:

Section 5.1Representations and Warranties of CSTF. All representations and warranties made by CSTF in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2Agreements and Covenants. CSTF shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3Consents and Approvals. All consents, waivers, authorizations, and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CSTF shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5Other Closing Documents. SEG shall have received such certificates, instruments, and documents in confirmation of the representations and warranties of CSTF, CSTF’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the SEG Shareholders and/or their respective counsel may reasonably request.

Section 5.6Documents. CSTF must have caused the following documents to be delivered to SEG and the SEG Shareholders:

A.share certificates evidencing the CSTF SHARES registered in the name of the SEG Shareholders;

B.such other documents as SEG may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of CSTF, (B) evidencing the performance of, or compliance by CSTF with any covenant or obligation required to be performed or complied with by CSTF, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7Remittance of Monies or Shares. CSTF must remit the following to SEG and the SEG Shareholders:

A.Five Hundred Thousand (500,000) Preferred Series-A Shares on the Closing Date;

B.CSTF will allocate and distribute an S-1 Registration of Five Million US Dollars ($5,000,000.00US) to SEG for SEG’s operations and procurement under the terms and conditions of the S-1 of Reg-A Registration 90 days after closing of this agreement.

C.Upon closing of this agreement, CSTF will appoint Brian T. Gardner as its new Chairman and Chief Operations Officer, along with an Employment Contract for $150,000 annual salary and $100,000 of Preferred Series A Shares.

If CSTF fails to remit the above as set forth herein, SEG and the SEG Shareholders, at their sole discretion, may terminate this Agreement. If SEG and the SEG Shareholders elect to terminate this Agreement, then (a) the SEG SHARES will automatically revert back to the SEG Shareholders, and (b) the CSTF SHARES and the monies remitted will be deemed as ‘liquidated damages’ for CSTF’s breach of this Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF CSTF

The obligations of CSTF to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CSTF in its sole discretion:

Section 6.1Representations and Warranties of SEG and the SEG Shareholders. All representations and warranties made by SEG and the SEG Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2Agreements and Covenants. SEG and the SEG Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3Consents and Approvals. All consents, waivers, authorizations, and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of SEG shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5Other Closing Documents. CSTF shall have received such certificates, instruments, and documents in confirmation of the representations and warranties of SEG and the SEG Shareholders, the performance of SEG and the SEG Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as CSTF or its counsel may reasonably request.

Section 6.6Documents. SEG and the SEG Shareholders must deliver to CSTF at the Closing:

A.share certificates evidencing the number of SEG SHARES, along with executed share transfer forms transferring such SEG SHARES to CSTF;

B.this Agreement to which the SEG and the SEG Shareholders is a party, duly executed;

C.such other documents as CSTF may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the SEG and the SEG Shareholders , (B) evidencing the performance of, or compliance by SEG and the SEG Shareholders with, any covenant or obligation required to be performed or complied with by SEG and the SEG Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the SEG SHARES, or any other stock, voting, equity, or ownership interest in, SEG, or (b) is entitled to all or any portion of the CSTF SHARES.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 7.2Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 7.3Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs, or expenses.

Section 7.5Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 7.6Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to be valid and enforceable.

Section 7.7Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 7.8Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 7.9Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California, and/or the California State Superior Court of Sacramento, in respect of any matter arising under this Agreement.

Section 7.10  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.11  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

Section 7.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Sustainable Energy Group, Inc.

By: /s/ Brian Gardner

Brian T. Gardner, President

Curascientific Corporation

By: /s/Sam Berry

Samuel Berry, Chairman and CEO

EXHIBIT A

SIGNATURE PAGE OF SHAREHOLDERS REPRESENTING 100% OF

Sustainable Energy Group Inc.

SHAREHOLDERS CSTF “SERIES (A) PREFERRED” SHARES TO BE ISSUED: 500,000

By: /s/Brian Gardner

Brian T. Gardner, President

EXHIBIT B

EMPLOYMENT AGREEMENT

This Agreement is dated February 1, 2024 by and between Brian Gardner, further referred to as the (“Employee”) and Curascientfic Corporation, further referred to as the ("Company").

RECITALS

Whereas, the Company desires to enter into an employment agreement to appoint the Employee as the Chairman and Chief Operations Officer of the company, and

Whereas, both parties have reviewed this Agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement, and

Whereas, both parties desire to make certain representations, warranties and agreements in connection herewith under the following terms and conditions;

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Job Description: The employee will work full-time and as an ‘Exempt’ Employee to be appointed as the Chairman and Chief Operations Officer.

Term: The term of this Agreement is renewable on January 1stof each year and subject to evaluation by the Company. Either party can terminate this agreement with a written 90-day notice, with cause and without penalty.

Compensation: The Employee will receive an annual salary of $150,000.

Vested Stock Equity: Upon the sixth-month of this agreement, the employee will receive $50,000 of Preferred Series A Stock of the company; and upon month-twelve of the agreement the employee will receive $50,000 of Preferred Series A Stock of the company.

Expenses: The Company will pay various expenses based upon an expense report agreed upon by both parties, inclusive of but not limited to, travel, phone and other related expenses pursuant the current federal rates and laws.

Further Representations and Warranties: The Employee acknowledges that this is an employment position and represents that they will perform their duties and functions herein in a timely, competent, and professional manner. The Employee represents and warrants that they will be fair in their dealing with Company and will not knowingly do anything against the interests of Company and its shareholders.

Termination: This Agreement can be terminated by the Company, only with cause, after reasonable notice and opportunity to correct any alleged deficiencies. The Employee may request a hearing of the full Board of Directors to defend themself against any attempt of the Company to terminate this Agreement. Any final determination of termination must be made by majority vote of the Company Board of Directors (after such a hearing, if requested). The Employee must give at least a 90-day notice if they intend to resign.

Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non- offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:Curascientific Corp.

12162 Riffle Road Nevada City, CA 95959

Employee:Brian Gardner 12162 Riffle Road

Nevada City, CA 95959

Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

Assignment: This Agreement is assignable only with the written permission of the Company.

Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

Arbitration: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

  /s/Sam Berry

  /s/Brian Gardner

Brian Gardner, Employee

Samuel Berry, CEO